Exhibit 10.20

LEASE AGREEMENT

This lease is made this              day of January 2012, by and between Barrett Investment Properties, LLC, a Georgia limited liability company (hereinafter called “Landlord”), and Synageva BioPharma Corp., a Delaware corporation (hereinafter called “Tenant”).

WITNESSETH

1.	PREMISES

Landlord, for and in consideration of rents, covenants, agreements, and stipulations hereinafter mentioned, provided for and contained herein to be paid, kept and performed by Tenant, leases and rents unto Tenant, and Tenant hereby leases and takes upon the terms and conditions which hereinafter appear, the following described property (hereinafter called the “Premises”), to wit:

That certain property containing approximately 1.5843 acres of land, as improved with an industrial office building containing 10,800 square feet and related parking, drives and landscaping, located at 150 Ben Burton Road, Bogart, Georgia 30622.

2.	TERM

(A) The tenant shall have and hold the Premises for a term (the “Term”) beginning on the date that Landlord shall deliver the Premises with the “Landlord Work” (as defined in Attachment 1, attached hereto and incorporated herein) completed (such date referred to as the “Commencement Date”), and ending on the last day of the calendar month which is twenty-four (24) months after the Rent Commencement Date (as defined in Section 3[B] below), at midnight, unless sooner terminated as hereinafter provided. Landlord shall complete the Landlord’s Work and deliver the Premises to Tenant on or before January 31, 2012.

(B) Tenant is hereby granted the option to extend the Term up to five (5) times for a period of one (1) year each time (each such extension a “Renewal Term”) by giving written notice to Landlord of Tenant’s intention to exercise such extension, no later than thirty (30) days prior to the expiration of the Term as it then would otherwise expire.

3.	RENTAL

(A) Tenant agrees to pay to Landlord as stated in the Lease, without demand, deduction, or setoff, annual rental (“Rent”) as set forth below, in advance on the first day of each calendar month of the term hereof. Upon execution of this Lease, Tenant shall pay Landlord the first full month’s Rent due hereunder. Rent for any period during the term hereof which is for less than one month shall be a prorated portion of the monthly rental due.

	Annual Rent per square foot	Total Annual Rent	Monthly Rent
Initial Term	$3.00 per square foot	$32,400	$2,700
Renewal Period 1	$3.88 per square foot	$42,000	$3,500
Renewal Period 2	$4.44 per square foot	$48,000	$4,000
Renewal Period 3	$5.55 per square foot	$60,000	$5,000
Renewal Period 4	$6.11 per square foot	$66,000	$5,500
Renewal Period 5	$6.66 per square foot	$72,000	$6,000

(B) Tenant’s obligation to pay Rent shall commence on the date which is ninety (90) days after the Commencement Date (the “Rent Commencement Date”). No Rent shall accrue from the date of this Lease through the Rent Commencement Date. In the event that the Rent Commencement Date is any date other than the first day of a calendar month, Rent shall be prorated for such month.

4.	LATE CHARGES

If Landlord fails to receive all or any portion of Rent payment within ten (10) days after written notice that such amount has not been paid when due, Tenant shall pay Landlord, as additional rent, a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

5.	SECURITY DEPOSIT

Tenant shall deposit with Landlord upon execution of this Lease $2,500.00 as a security deposit which shall be held by Landlord, without liability to Tenant for any interest thereon, as security for the full and faithful performance by Tenant of each and every term, covenant and condition of this Lease of Tenant. If any of the rents or other charges or sums payable by Tenant to Landlord shall be overdue and unpaid or should Landlord make payments on behalf of Tenant as permitted hereunder, or should Tenant fail to perform any terms of this Lease, then Landlord may, at its option, appropriate and apply the security deposit, or so much thereof as may be necessary to compensate Landlord toward the payment of the rents, charges or other sums due from Tenant, or towards any loss, damage or expense sustained by Landlord resulting from such default on the part of Tenant; and in such event Tenant shall upon demand restore the security deposit to the original sum deposited. In the event Tenant performs all of Tenant’s other obligations under this Lease, the security deposit shall be returned in full to Tenant within thirty (30) days after the date of the expiration or sooner termination of the term of this Lease and the surrender of the Premises by Tenant in compliance with the provision of this Lease.

6.	UTILITY BILLS

Tenant shall pay all utility bills, including, but not limited to water, sewer, gas, electricity, fuel, light and heat bills for the Premises and Tenant shall pay all charges for garbage collection or other sanitary services.

7.	USE OF PREMISES

Tenant shall use the Premises as a biomedical laboratory and pharmaceutical manufacturing facility, together with office, warehouse and any related lawful uses. The Premises shall not be used for any illegal purposes. Landlord hereby warrants and represent that the current zoning of the Premises allows for such use by Tenant.

8.	ABANDONMENT OF THE PREMISES

Tenant agrees not to abandon the Premises during the term of this Lease and agrees to use the Premises for the purpose herein leased until the expiration hereof.

9.	TAXES

Tenant shall pay to Landlord, or directly to the applicable taxing authority, as additional rental during the Term of this Lease, and any extension or renewal thereof, the ad valorem taxes (property taxes) and assessments relating to the Premises, upon receipt by Tenant of a copy of the applicable bill for such taxes. If the years of the Lease Term fail to coincide with the tax year, then the taxes shall be prorated accordingly. If such taxes for the year in which the Lease expires or terminates are not ascertainable before payment of the last month’s Rent, then the amount of such taxes assessed against the Premises for the previous tax year shall be used as a basis for determining the amount to be paid by Tenant for that portion of the last Lease year. All amounts shall be due and payable within thirty (30) days after receipt of notice from Landlord as to the amount due.

10.	INDEMITY; INSURANCE

(A) Tenant agrees to and hereby does indemnify and save Landlord harmless against all claims for damages to persons or property by reason of Tenant’s use or occupancy of the Premises, and all expenses incurred by Landlord because thereof, including attorney’s fees and/or court costs. Supplementing the foregoing and in addition thereto, Tenant shall during the term of this lease and any extension or renewal thereof, and at Tenant’s expense, maintain in full force and effect comprehensive general liability insurance with limits of $500,000.00 per person and $1,000,000.00 per incident, and property damage limits of $100,000.00, which insurance shall contain a special endorsement recognizing and insuring any liability accruing to Tenant under the first sentence of paragraph 10, and naming Landlord as additional insured. Tenant shall provide evidence of such insurance to Landlord prior to the commencement of the term of this Lease. Landlord and Tenant each hereby release and relieve the other, and waive its right of recovery, for loss or damage arising out of incident to the perils insured against which perils occur in, on or about the Premises, whether due to the negligence of Landlord or Tenant or their employees, contractors and/or invitees, to the extent that such loss or damage is covered by such comprehensive general liability insurance. Landlord and Tenant shall, upon obtaining the policies of insurance required, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

(B) Landlord shall maintain in full force and effect during the Term, at Landlord’s sole cost, all risk, including flood, insurance covering the Premises, and commercial general liability insurance in such amount as customarily maintained for similar properties in the area.

(C) Each party shall deliver to the other certificates of all insurance reflecting evidence of required coverages upon request.

11.	REPAIRS BY LANDLORD

Landlord agrees to keep in good repair the roof, foundations, and exterior walls of the Premises (exclusive of all glass and exclusive of all exterior doors) and underground utility and sewer pipes outside the exterior walls of the building, except repairs rendered necessary by the negligence or wrongful acts of Tenant, employees, or invitees, the cost of which shall be the responsibility of Tenant. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair. In the event that Landlord shall fail to perform any such maintenance or repair, and such failure shall continue for thirty (30) days after notice from Tenant, then Tenant shall have the right to perform any such maintenance or repair and charge the reasonable actual cost thereof to Landlord.

12.	REPAIRS BY TENANT

Tenant shall, through the initial term of the Lease, and any extension or renewal thereof, at its expense, maintain in good order and repair the interior of the building located upon the Premises, including the building heating and air conditioning equipment (including but not limited to replacement of parts, compressors, air handling units and heating units) and other improvements located thereon, except those repairs expressly required to be made by Landlord hereunder. Tenant agrees to return the Premises to Landlord at the expiration or prior termination of this Lease, in as good condition and repair as when first received, natural wear and tear, damage by storm, fire, lightning, earthquake or other casualty alone excepted.

13.	ALTERATIONS

Tenant shall not make any alterations, additions, or improvements to the Premises which have a material effect on the structure of the building on the Premises without Landlord’s prior written consent. Tenant shall have the right to make any other improvements to the Premises as Tenant shall desire, without prior consent of Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Paragraph 13 upon Landlord’s written request. All approved alterations, additions, and improvements will be accomplished in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord, free of any liens or encumbrance. Tenant shall have the right to remove any and all alterations, additions, improvements, and any of Tenant’s machinery or equipment, at the expiration or termination of the Lease, and any alterations, additions, and improvements not removed by Tenant shall become Landlord’s property and shall be surrendered to Landlord upon the termination of this Lease. Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by the removal of any machinery or equipment.

14.	REMOVAL OF FIXTURES

Tenant may (if not in default hereunder) prior to the expiration of this Lease, or any extension or renewal thereof, remove all fixtures and equipment which it has placed in the Premises, provided the Tenant repairs all damage to the Premises caused by such removal.

15.	DESTRUCTION OF OR DAMAGE TO PREMISES

If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction and Rent shall be accounted for as between Landlord and Tenant as of that date. If the Premises are damaged but not wholly destroyed by any such casualties, Rent shall abate in such proportion as use of the Premises has been destroyed and Landlord shall restore the Premises to substantially the same condition as before damage as speedily as is practicable, whereupon full. Rent shall recommence. In the event the Premises are so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days after the date of the damage or destruction, then either the Landlord or the Tenant may terminate and cancel this Lease upon ten (10) days written notice to the other party, given within thirty (30) days after such casualty.

16.	GOVERNMENTAL ORDERS

Tenant agrees, at its own expense, to comply promptly with all requirements of any legally constituted public authority made necessary by reason of Tenant’s particular occupancy of the Premises. Landlord agrees to comply promptly with any such requirements if not made necessary by reason of Tenant’s particular occupancy. It is mutually agreed, however, between Landlord and Tenant, that if in order to comply with such requirements, the cost to Landlord or Tenant, as the case may be, shall exceed a sum equal to one year’s Rent, then Landlord or Tenant who is obligated to comply with such requirements may terminate this Lease by giving written notice of termination to the other party by certified mail, which termination shall become effective sixty (60) days after receipt of such notice and which notice shall eliminate the necessity of compliance with such requirements by giving such notice unless the party receiving such notice of termination shall, before termination becomes effective, pay to the party giving notice all cost of compliance in excess of one year’s Rent, or secure payment of said sum in manner satisfactory to the party giving notice.

17.	CONDEMNATION

If the whole of the Premises or such portion thereof as will make the Premises unusable for the purposes herein leased, are condemned by any legally constituted authority for any public use or purposes, or conveyed in lieu thereof, then in either of said events the Term hereby granted shall cease from the date when possession thereof is taken by public authorities, the Lease shall terminate, and Rent shall be accounted for as between Landlord and Tenant as of said date. Such termination, however, shall be without prejudice to the rights of either Landlord or Tenant to recover compensation and damage caused by condemnation from the condemnor. It is further understood and agreed that neither the Tenant nor Landlord shall have any rights in any award made to the other by any condemnation authority notwithstanding the termination of the Lease as herein provided. If a portion of the Premises shall be so taken, and the portion taken is insubstantial and does not give rise to termination rights as set forth above, this Lease shall not terminate, and Rent shall be equitably reduced based upon the amount of the Premises, if any, so taken

18.	ASSIGNMENT AND SUBLETTING

Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than the Tenant; provided, however, that Tenant shall have the right to assign this lease or its rights hereunder to any entity which is affiliated with or related to Tenant, without Landlord’s consent. Consent to any assignment or sublease shall not impair the provision and all later assignments or subleases shall be made likewise only on the prior written consent of Landlord. The assignee of Tenant, at the option of Landlord, shall become liable to Landlord for all obligations of Tenant hereunder, but no sublease or assignment by Tenant shall relieve Tenant of any liability hereunder.

19.	EVENTS OF DEFAULT

The happening of any one or more of the following events (hereinafter any one of which may be referred to as an “Event of Default”) during the term of this Lease, or any renewal or extension thereof, shall constitute a breach of this Lease on the part of the Tenant; (A) Tenant falls to pay the Rent as provided herein, and such failure continues for ten (10) days after Tenant receives written notice of such failure; (B) Tenant abandons the Premises; (C) Tenant fails to comply with or abide by and perform any other obligation imposed upon Tenant under this Lease, and such failure continues for thirty (30) days after Tenant receives written notice of such failure, provided that if such failure cannot reasonably be cured in 30 days, such failure shall not be an Event of Default so long as Tenant commences such cure within 30 days and diligently pursues such cure; (D) Tenant is adjudicated bankrupt; (E) a permanent receiver is appointed for Tenant’s property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal ; (F) Tenant, either voluntarily or involuntarily, takes advantage of any debt or relief proceedings under the present or future law, whereby the Rent or any part thereof is, or is proposed to be reduced or payment thereof deferred; (G) Tenant makes an assignment for benefit of creditors; or (H) Tenant’s effects are levied upon or attached under process against Tenant, which is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof.

20.	REMEDIES UPON DEFAULT

Upon the occurrence of an Event of Default, Landlord, in addition to any and all other rights or remedies it may have at law or in equity, shall have the option of pursuing any one or more of the following remedies:

(A)	Landlord may terminate this Lease by giving notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the termination date of the term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice;

(B)	Landlord may terminate this Lease as provided in Paragraph 20(A) hereof

21.	NO ESTATE IN LAND

This Lease shall create the relationship of Landlord and Tenant between the parties hereto. No estate shall pass out of Landlord. Tenant has only a usufruct not subject to levy and sale, and not assignable by Tenant except by Landlord’s consent.

22.	HOLDING OVER

If Tenant remains in possession of the Premises after expiration of the term hereof, with Landlord’s acquiescence and without any express agreement of the parties, Tenant shall be a tenant at will at the rental rate which is in effect at end of this Lease and there shall be no renewal of this Lease by operation of law. If Tenant remains in possession of the Premises after expiration of the term hereof without Landlord’s acquiescence, Tenant shall be a tenant at sufferance and commencing on the date following the date of such expiration, the monthly Rent payable under paragraph 3 above shall for each month, or fraction thereof during which Tenant so remains in possession of the Premises, be one hundred fifty percent (150%) of the monthly Rent otherwise payable under Paragraph 3 above.

23.	ATTORNEY’S FEES

In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of the Landlord or Tenant, the prevailing party in such litigation shall be entitled to recover reasonable attorney’s fees actually incurred by the prevailing party. Furthermore, Landlord and Tenant agree to pay attorney’s fees and expenses of the other party to this Lease (either Landlord or Tenant) if it is made a party to litigation because of its being a party to this Lease and when it has not engaged in any wrongful conduct itself.

24.	RIGHTS CUMULATIVE

All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative and not restrictive of those given by law.

25.	WAIVER OF RIGHTS

No failure of Landlord to exercise any power given Landlord hereunder or to insist upon strict compliances by Tenant of its obligations hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof.

26.	ENVIRONMENTAL LAWS

Tenant represents and warrants that Tenant shall comply with all applicable environmental laws and that Tenant shall not permit any of its employees, brokers, contractors or subcontractors, or any person present on the Premises to generate, manufacture, store, dispose or release on, about, or under the Premises any toxic waste or hazardous substances which would result in the Premises not complying with any applicable environmental laws.

27.	TIME OF ESSENCE

Time is of the essence in this Lease.

28.	DEFINITIONS

“Landlord” as used in this Lease shall include the undersigned, its heirs, representatives, assigns and successors in title to the Premises. “Tenant” shall include the undersigned and its heirs, representatives, assigns and successors, and if this Lease shall be validly assigned or sublet, shall include also Tenant’s assignees or subtenants as to the Premises covered by such assignment or sublease.

29.	NOTICES

All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by U.S. Certified Mail, return receipt requested, postage paid, addressed as follows:

If to Landlord:	Barrett Investment Properties, LLC
1744 S. Lumpkin Street
Athens, GA 30606

If to Tenant:	Synageva BioPharma Corp.
128 Spring Street
Lexington, MA 02421
Attention: Eugene Kim, Esq.

All notices shall be effective upon delivery. Any party may change his notice address upon written notice to other parties.

30.	MISCELLANEOUS

(A) This Lease contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, shall be of any force or effect. No subsequent alteration, amendment, change or addition to this Lease, shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

(B) Landlord and Tenant each represents and warrants to the other that no broker has been engaged or employed relating to this Lease, and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

(C) This Lease shall be governed in accordance with the laws of the State of Georgia.

(D) Landlord represents and warrants that the Premises is not subject to a mortgage, deed to secure debt, deed of trust or similar financing encumbrance. In the event that during the Term, Landlord shall elect to subject the Premises so such financing, Tenant agrees to execute and deliver to Landlord a reasonable form of subordination, nondisturbance and attornment agreement which shall confirm that (i) this Lease is subordinate to the interest of the lender named therein, and (ii) that in the event of foreclosure of any such mortgage under the power contained herein, Tenant will attorn to and accept such lender as its landlord under this Lease for the balance of the remaining term of the Lease, so long as such lender agrees not to disturb Tenant’s rights under the Lease.

(E) For the avoidance of doubt, Tenant may place walk-in refrigerators and back-up generators on the back side of the building, occupying up to ten (10) of the existing parking spaces. Tenant may also extend the backside driveway to allow trucks with trailers to back up to the access on the back side of the building. Landlord hereby consents to such use and/or alteration.

31.	SPECIAL STIPULATIONS

Any special stipulations are set forth in the attached Attachment 1, which is incorporated herein by reference. Insofar as said Special Stipulations conflict with any of the foregoing provisions, said Special Stipulations shall control.

Tenant acknowledges that Tenant has read and understands the terms of this Lease and has received a copy of it.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seal.

LANDLORD:

Barrett Investment Properties, LLC, a Georgia limited liability company

By:

Name:

Title:

TENANT:

Synageva BioPharma Corp., a Delaware corporation

By:

Name:

Title:

ATTACHMENT 1

1.	LANDLORDS WORK

The Premises shall be delivered to Tenant on or before January 31, 2012, with the following work (the “Landlord’s Work”) having been completed by Landlord at Landlord’s expense: (a) the following existing interior improvements upon the Premises shall have been demolished and removed: everything from classroom 1, and the locker rooms through to the warehouse (b) Landlord shall have brought natural gas to the building, with a line approximately 2/1/2 inches and with natural gas medium pressure (5 psi); and (c) the Premises shall be in broom clean condition. No work will commence until Tenant has received all necessary permits.

2.	PERMITS

In the event that Tenant determines, in its discretion, that it will be unable to obtain all permits required by applicable governing authorities to allow Tenant to construct and operate a biomedical research facility and laboratory within the Premises, Tenant shall have the right to terminate this Lease by written notice to Landlord, which termination shall be effective upon receipt by Landlord of such notice. In such event, Tenant shall pay to Landlord as a termination fee, an amount equal to the Rent which would have been payable from the date of such termination through the end of the then-current Term, and Landlord shall accept such payment in lieu of any other payments or claims.

Exhibit A

* - Sink

RECEPTION
COPY ROOM
DIRECTOR
OFFICE
OFFICE
OFFICE
HALL # 1
RECEPTIONIST
SECRETARY
OFFICE
OFFICE
LOUNGE
CLASSROOM # 1
CLASSROOM # 2
HALL # 2
CLASSROOM # 3
CLASSROOM # 4
A
B
C
D
E